Exhibit 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements of Industri-Matematik International Corp. on Form S-8 (SEC file no. 333-19737), Form S-8 (SEC file no. 333-25407), Form S-8 (SEC file no.
333-81905), Form S-8 (SEC file no. 333-92953), and Form S-8 (SEC file no. 333-60876) of our report dated July 5, 2002, relating to the Consolidated Financial Statements of Industri-Matematik International Corp. as of April 30, 2002 and 2001, and for the years ended April 30, 2002, 2001 and 2000, which is incorporated in this Annual Report on Form 10-K.

PricewaterhouseCoopers AB

By: /s/ ROBERT BARNDEN
    Robert Barnden

Stockholm, Sweden
July 5, 2002